EXHIBIT 99.2

The following disclosures contain forward-looking statements that involve risks and uncertainties, including statements about Extreme’s expense trends, gross margins and new product introductions, and other statements that include “expect” or words of similar intent. Actual results could differ materially from those projected in the forward-looking statements. You should consult the risk factors in our filings with the SEC for a discussion of some of the risks that could affect our actual results.

Forward-Looking Disclosures Made by Extreme Networks, Inc.
During Conference Call Held on January 6, 2003

The following are forward-looking disclosures regarding 2003 that Extreme made in its conference call held on January 6, 2003.

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The $9.6 million real estate charge relates to excess real estate that was first reported in the third quarter of fiscal 2002. During that quarter which ended on March 31, 2002, a charge of $25.4 million was recorded for excess real estate. The commercial real estate market has continued to deteriorate since the initial charge was taken necessitating an increase in reserves that take the unfavorable difference between lease obligation payments and projected sublease receipts into consideration.

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During the second quarter of fiscal 2003, the company completed a fixed asset inventory as part of our recent new ERP system implementation. The new ERP system enables the tracking of fixed assets by cost center and responsible manager. The fixed asset inventory resulted in the identification of $14.6 million of fixed assets that the company will no longer carry on our balance sheet or that we have determined are impaired. The assets that we will no longer carry on our balance sheet all have an initial individual acquisition price under $3,000.

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Going forward the new ERP system and related business practices along with tightening payback and return on investment criteria for capital expenditures will enhance management’s capability to monitor fixed asset utilization and control capital expenditures.

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As part of the goal to lower our breakeven point the company reduced its staff and temporary personnel by approximately 10 percent or 100 people during the second quarter of fiscal 2003. A charge of $2.7 million for severance expense was recorded as part of this process.

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Continued improvement in supply chain management has and will continue to result in lower product costs. During the second quarter of fiscal 2003, these savings were approximately $2.5 million. Of the $2.5 million, approximately half lowered the carrying value of inventory as of the end of the quarter and the remaining half reduced cost of goods sold during the quarter.

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With gross margin of approximately 53 to 54 percent and our cost structure as we enter the third quarter of fiscal 2003, our breakeven point is approximately $90 million of quarterly revenue. However, in the near term gross margin in the 53 to 54 percent range may not be achievable.

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As a result of the uncertain global macro economic environment in general and in particular in the technology sector we will not provide any specific financial guidance. We believe that the current business environment is not likely to dramatically change in the near term therefore we have adjusted our operating model to take this view into consideration. Although we are not providing any specific financial guidance we would like to make the following comments:

*  We are in the process of enhancing our current product families with new products that we expect to begin shipping in the second calendar quarter of 2003 and planning the rollout of a new family of products in the second half of calendar 2003. In both cases, these new products will be based on new chip-sets including advanced software functionality. We expect that revenue growth will resume as we introduce these new products. In addition as the global economic environment improves and our sales productivity programs continue to progress we expect to see a positive impact on revenue generation.

*  Looking at gross margin we have achieved and expect to continue to achieve improvements in supply chain management. However, while modular product pricing appears to be fairly stable in terms of historical trends and will likely remain in that mode, stackable product pricing has become more competitive and will likely continue that pattern. Going forward the favorable impact on gross margin from supply chain management improvements may be offset by the decline in stackable products gross margin and unfavorable geographic gross margin contribution levels until our new products begin shipping.

•	With the recent reduction in our operating expenses and capital expenditures and continued effective management of working capital we believe that we will generate free cash flow going forward.

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Two years ago we began development of our third generation ASIC chip set and simultaneously set up an independent team to develop fourth generation technology. We are pleased to say that our third generation technology will ship in products during the first half of calendar year 2003. This technology brings a number of benefits including high density, new functionality, including advanced traffic shaping, hardware acceleration for additional functions, integrated support for voice over IP and other functional enhancements. We have designed this new chip set and our products to provide a seamless and non-disruptive upgrade path for existing customers. These new products support and enhance our value proposition for both existing and new customers.

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At the same time as we embarked on our third generation ASIC chip set, we also began developing a revolutionary new ASIC chip set that is focused on the Metro Ethernet technology. This technology, which we will introduce in the second half of this year, is a major leap forward and we believe will deliver revenue growth for more than five years. The products based on this fourth generation technology will complement our current product families and will primarily be focused on the very largest enterprises and Ethernet metro service providers. By employing leading technology this new product family will dramatically improve performance and functionality and continue to position the company as a technology leader.